Exhibit 15



July 28, 2004

To the Board of Directors and Shareholders of Morgan Stanley:

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Morgan Stanley and subsidiaries for the periods ended February 29, 2004 and February 28, 2003 and May 31, 2004 and 2003, as indicated in our reports dated April 6, 2004 and July 12, 2004, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which are included in Morgan Stanley's Quarterly Report on Form 10-Q for the quarters ended February 29, 2004 and May 31, 2004, are being incorporated by reference in Registration Statement No. 333-106789 on Form S-3 dated July 14, 2004.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.




/s/ Deloitte & Touche LLP
New York, New York